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                                  EXHIBIT 4.1


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                               AQUASEARCH, INC.

                                PROMISSORY NOTE


$___________                                               Kailua-Kona, Hawaii
                                                                  July _, 1997

    FOR VALUE RECEIVED, AQUASEARCH, INC., a Colorado corporation (the "Company") hereby absolutely and unconditionally promises to pay to ____________________________ (the "Lender"), or order, the principal amount of
__________________________________ ($_________), together with simple interest at the rate of ten percent (10%) per annum (calculated on the basis of twelve 30-day months). Accrued interest shall be due and payable in cash only at the time the principal amount of this Note becomes due and owing.

    This Note is one of a series of Notes issued pursuant to one or more Note and Warrant Purchase Agreements dated as of July __, 1997 (as amended and in effect from time to time, the "Purchase Agreements") by and among the Company, the Lender, and certain other lenders named in EXHIBIT A to such Purchase Agreements (the Lender and the certain other lenders are referred to herein as the "Lenders"). All rights under this Note rank equally with all rights under all other Notes, and no holder of this Note shall have rights senior to the rights of the holders of all or any other Notes.

    1.   REPAYMENTS; PREPAYMENTS AND WARRANTS.

         (a) This Note shall be due and payable on July __, 1999; PROVIDED, HOWEVER, that, at the option of the Lender, this Note may be converted into shares of the Company's Exchangeable Convertible Preferred Stock (the "Preferred Stock") to be issued in a private placement to be effected through Auerbach, Pollack & Richardson, Inc. ("APR") at a conversion price equal to the purchase price



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to be paid by purchasers in the Preferred Stock offering (the "Private
Placement"). In addition, the Company will issue the Lender a Common Stock Purchase Warrant (the "Warrant") in substantially the form attached hereto as EXHIBIT D to the Purchase Agreements. The Warrant will have an exercise price of $0.50 per share and will have a term of three years from the date of the Preferred Stock Closing. The number of shares of Common Stock underlying the Warrant will be determined by either of two formulas. In the event that Investor converts all principal and accrued interest on this Note into Preferred Stock at the time of the Preferred Stock Closing, then the Warrant would be exercisable for a number of shares equal to the dollar amount of the Note, plus a number of shares equal to the dollar amount of any interest accrued. In the event that the Lender elected not to converts all principal and accrued interest on this Note into Preferred Stock at the time of the Preferred Stock Closing, then the Warrant would be exercisable for a number of shares equal to the dollar amount of this Note multiplied by 40%.
Warrants will not be issued for fractional shares. The number of shares of Common Stock underlying the Warrants will be adjusted for any stock splits, combinations or similar events. Any payment of this Note shall be made only at the same time as the Company pays all other Notes issued pursuant to the Purchase Agreement, with such payments to be made pro-rata in proportion to the then outstanding principal amounts of such Notes. Interest shall continue to accrue on this Note until such time as all principal and interest due is paid in full.

         (b) The Company may prepay this Note at any time, either in whole or in part, without premium or penalty and without the prior consent of the Lender. Any prepayment of this Note shall be made only at the same time as the Company prepays all other Notes issued pursuant to the Purchase Agreements, with such prepayments to be made pro-rata in proportion to the then outstanding principal amounts of such Notes.

         2.   EVENTS OF DEFAULT; ACCELERATION.

         (a) The principal amount of this Note is subject to prepayment in whole or in part upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"): (i) failure to pay any amount owing by the Company hereunder when due and payable, or (ii) the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of assets by the Company for the benefit of creditors. Upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note shall be immediately due and payable.

         (b) No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, and under the Purchase Agreement, now or hereafter existing at law or in equity or otherwise.

    3.   NOTICES.



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         (a)  All notices, reports and other communications required or permitted hereunder shall be in writing and may be delivered in person, by telecopy with written confirmation, via overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage fully prepaid, addressed (i) if to a Lender, at such Lender's address set forth in the Schedule of Investors attached as EXHIBIT A to the applicable Purchase Agreement (or such other address as such Lender shall have furnished the Company in writing) and (ii) if to the Company, at the address set forth at the beginning of the Purchase Agreements (or such other address as the Company shall have furnished the Lenders in writing), attention of Mark E. Huntley, Ph.D., President and Chief Executive Officer.

         (b) Each such notice, report or other communication shall for all purposes under this Note be treated as effective or having been given when delivered if delivered personally or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by telecopier with written confirmation, at the earlier of (i) 24 hours after confirmation of transmission by the sending telecopier machine or (ii) delivery of written confirmation.

    4.   MISCELLANEOUS.

         (a) With the written consent of the record holders of a majority of the principal amount of the Notes then outstanding, the obligations of the Company and the rights of the holders under the Notes may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Note; PROVIDED, HOWEVER, that no such waiver or supplemental agreement shall reduce the above percentage of principal amount, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the record or beneficial holders of all of the Notes, nor increase the obligations of any holder of a Note without such holder's written consent. Upon the effectuation of each such waiver, consent, agreement, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Notes who have not previously consented thereto in writing. Neither this Note nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing.

         (b) No failure or delay by the Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby. The Company and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any


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extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

         (c) If Lender retains an attorney for collection of this Note, or if any suit or proceeding is brought for the recovery of all, or any part of, or for protection of the indebtedness respected by this Note, then the Company agrees to pay on demand all costs and expenses of the suit or proceeding, or any appeal thereof, incurred by the Lender, including without limitation, reasonable attorneys' fees.

         (d) This Note shall for all purposes be governed by, and construed in accordance with the laws of the State of California (without reference to conflict of laws).

         (e) This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Lender's successors and assigns.

    IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer to take effect as of the date first hereinabove written.


                                     AQUASEARCH, INC.


                                     By:
                                        -------------------------------------
                                        Mark E. Huntley, Ph.D.
                                        President and Chief Executive Officer




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